Exhibit 99.1

       Education Management Corporation Authorizes 2-for-1 Stock Split



    PITTSBURGH, Nov. 20 /PRNewswire-FirstCall/ -- Education Management Corp. (Nasdaq: EDMC) today announced that its Board of Directors has authorized a 2-for-1 split of its Common Stock. The split will be effected in the form of a 100 percent stock dividend, which will be distributed on December 22, 2003 to shareholders of record at the close of business on December 1, 2003.

    John R. McKernan, Jr., Chief Executive Officer, commented, "EDMC has continued to produce growth in student enrollments, revenues and earnings and we remain optimistic about the Company's future. We are pleased to announce this stock split approximately five years after our previous stock split. Since that time our share price has nearly tripled. We believe this split may enable more individual investors to become shareholders while increasing liquidity for all of our investors. The Company will have more than 72 million shares outstanding after the split."

    Education Management Corporation ( http://www.edmc.com ) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue, with approximately 58,000 students as of fall 2003 at 66 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology and business, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years, and its education institutions have more than 150,000 alumni.

    This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.


     CONTACT:
     Robert T. McDowell
     Executive Vice President and Chief Financial Officer
     (412) 562-0900

     James Sober, CFA, Vice President, Investor Relations
     (412) 995-7684



SOURCE  Education Management Corporation
    -0-                             11/20/2003
    /CONTACT: Robert T. McDowell, Executive Vice President and Chief Financial Officer, +1-412-562-0900, or James Sober, CFA, Vice President, Investor Relations, +1-412-995-7684, both of Education Management Corporation/
    /Web site:  http://www.edmc.com /
    (EDMC)

CO:  Education Management Corporation
ST:  Pennsylvania
IN:  EDU ART
SU: